Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 23, 2007 and is between Willow Financial Bank, a federally chartered savings bank (the “Bank” or the “Employer”), and Ammon J. Baus (the “Executive”).

WITNESSETH

WHEREAS, the Bank was previously known as Willow Grove Bank;

WHEREAS, the Executive is currently employed as the Chief Credit Officer of the Bank, and the Bank and the Executive have previously entered into an employment agreement dated May 1, 2004, as amended by Amendment Number 1 thereto, dated February 2007 (the “Prior Agreement”);

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employer and in consideration of the Executive’s agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits which shall be due the Executive by the Employer in the event that his employment with the Employer is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                                      Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)                                  Average Annual Compensation. The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average amount of Base Salary and cash bonus paid to the Executive by the Employer or any subsidiary thereof during the most recent five calendar years preceding the year in which the Date of Termination occurs (or such shorter period as the Executive was employed).

(b)                                 Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)                                  Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(d)                                 Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)                                  Corporation. “Corporation” shall mean Willow Financial Bancorp, Inc.

(f)                                    Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, (ii) if the Executive’s employment is terminated due to his death, the date of death, and (iii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)                                 Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(h)                                 Effective Date. The Effective Date of this Agreement shall mean the date first written above.

(i)                                     Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on the occurrence of any of the following events:

(i) any material breach of this Agreement by the Employer, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive. If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employer does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(j)                                     IRS. IRS shall mean the Internal Revenue Service.

(k)                                  Notice of Termination. Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Executive’s employment for Cause, which shall be effective immediately, and except as set forth in Section 19(a) hereof; and (iv) is given in the manner specified in Section 11 hereof.

(k)                                  Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employer’s retirement policies, including early retirement, generally applicable to the Employer’s salaried employees.

2.                                      Term of Employment.

(a)                                  The Employer hereby employs the Executive as Chief Credit Officer and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. Unless extended as provided in this Section 2, this Agreement shall terminate on June 30, 2008. Prior to July 1, 2008 and each July 1 thereafter, the Board of Directors of the Employer shall consider and review (after taking into account all relevant factors, including the Executive’s performance) a one-year extension of the term of this Agreement, and the term shall continue to extend each July 1 if the Board of Directors approves such extension unless the Executive gives written notice to the Employer of the Executive’s election not to extend the term, with such notice to be given not less than thirty (30) days prior to any July 1. If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such July 1. If any party gives timely notice that the term will not be extended as of any July 1, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)                                 During the term of this Agreement, the Executive shall perform such executive services for the Employer as may be consistent with his title and from time to time assigned to him by the Board of Directors of the Employer. During the term of this Agreement, the Executive shall devote his best efforts and his full time effort to the affairs and business of the Employer.

3.                                      Compensation and Benefits.

(a)                                  Base Salary. The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $190,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer and may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employer.

(b)                                 Benefit Plans. During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)                                  Paid Time Off. During the term of this Agreement, the Executive shall be entitled to paid time off in accordance with the policies as established from time to time by the Board of Directors of the Employer. The Executive shall not be entitled to receive any additional compensation from the Employer for failure to utilize such paid time off, nor shall the Executive be able to accumulate unused paid time off from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

4.                                      Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, automobile and other traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.                                      Termination.

(a)                                  General. The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)                                 For Cause. In the event that the Executive’s employment is terminated by the Employer for Cause, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)                                  Voluntary Termination by the Executive. In the event the Executive terminates his employment hereunder other than for death, Disability, Retirement or Good Reason, then the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)                                 Death. In the event the Executive’s employment hereunder is terminated due to death, neither the Executive nor his estate or named beneficiaries shall have any right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(e)                                  Disability. In the event the Executive’s employment hereunder is terminated due to Disability, the Executive shall be entitled to receive any disability benefits provided under any disability plan maintained by the Employer. Other than as set forth above, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(f)                                    Retirement. In the event the Executive’s employment hereunder is terminated due to Retirement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(g)                                 Involuntary Termination. In the event that (i) the Executive’s employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employer shall pay to the Executive, within thirty (30) days following the Date of Termination, a cash severance amount equal to one times the Executive’s current Base Salary; provided, however, that this Section 5(g) shall not be applicable if the termination of employment occurs concurrently with or subsequent to a Change in Control.

(h)                                 Change in Control Termination. In the event that (i) the Executive’s employment is terminated concurrently with or within twelve (12) months following a Change in Control for other than Cause, Disability, Retirement or the Executive’s death or (ii) the Executive elects to terminate his employment for Good Reason, then the Employer shall, subject to the provisions of Section 6 hereof, if applicable,

(A)                              pay to the Executive, within thirty (30) days following the Date of Termination, a cash severance amount equal to two (2) times the Executive’s Average Annual Compensation;

(B)                                maintain and provide for a period ending at the earlier of (i) one year subsequent to the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employer in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Employer or any successors pursuant to this Section 5(h)(B) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Employer shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employer as of the Date of Termination; and

(C)                                pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employer of providing benefits to the Executive for a period of twelve (12) months pursuant to any other employee benefit plans, programs or arrangements offered by the Employer in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (y) stock option plans, restricted stock plans and employee stock ownership plans of the Employer and (z) bonuses and other items of cash compensation), with the projected cost to the Employer to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

6.                                      Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer and its affiliates, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employer and paid by the Employer. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.                                      Mitigation; Exclusivity of Benefits.

(a)                                  The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(h)(B)(ii) hereof.

(b)                                 The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

8.                                      Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.                                      Competitive Activities.

(a)                                  The Executive agrees and acknowledges that by virtue of his employment hereunder, he will maintain an intimate knowledge of the activities and affairs of the Employer, including trade secrets, plans, business plans, strategies, projections, market studies, customer information, employee records and other internal proprietary and confidential information and matters (collectively “Confidential Information”). As a result, and also because of the special, unique and extraordinary services that the Executive is capable of performing for the Employer or one of its competitors, the Executive recognizes that the services to be rendered by him hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages.

(b)                                 Except for the purpose of carrying out his duties hereunder, the Executive will not remove or retain, or make copies or reproductions of, any figures, documents, records, discs, computer records, calculations, letters, papers, or recorded or documented information of any type or description relating to the business of the Employer. The Executive agrees that he will not divulge to others any information (whether or not documented or recorded) or data acquired by him while in the Employer’s employ relating to methods, processes or other trade secrets or other Confidential Information.

(c)                                  The Executive agrees that the Employer is, and shall be, the sole and exclusive owner of all improvements, ideas and suggestions, whether or not subject to patent or trademark protection, and all copyrightable materials which are conceived by the Executive during his employment, which relate to the business of the Employer, which are confidential, or which are not readily ascertainable from persons or other sources outside the Employer.

(d)                                 Unless the Executive’s employment is terminated in connection with or following a Change in Control, then for a period of one year after the termination of employment, the Executive shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer or employee of the Employer to cease to do business with, or to terminate any employee’s employment with, the Employer. The Executive shall not be subject to any of the limitations set forth in the preceding sentence if the Executive’s employment is terminated in connection with or following a Change in Control.

(e)                                  The Executive agrees that during the term of his employment hereunder, except with the express consent of the Employer, he will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of the Employer; provided, however, that the Executive shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions, so long as such ownership does not require him to devote substantial time to management or control of the business or activities in which he has invested. Notwithstanding anything to the contrary contained in this Agreement, during the term of this Agreement, the Executive shall have no employment contract or other written or oral agreement concerning employment as an officer of a savings bank or any other financial institution or financial institution holding company nor with any other entity or person other than the Bank or the Corporation. The provisions of this Section 9(e) shall not be applicable if the Executive’s employment is terminated in connection with or following a Change in Control.

(f)                                    The Employer shall be entitled to immediate injunctive or other equitable relief to restrain the Executive from failing to comply with any obligation under this Section 9 or from rendering his services to persons or entities than the Employer, in addition to any other remedies to which the Employer may be entitled under law. The right to such injunctive or other equitable relief shall survive the termination by the Employer of the Executive’s employment.

(g)                                 The Executive acknowledges that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the Employer and that any violation thereof would result in irreparable injuries to the Employer. The Executive acknowledges that, if the Executive violates any of these restrictions, the Employer is entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages, and an equitable accounting of any earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled. The Executive further acknowledges that the provisions of Sections 9(a), (b), (c), (f) and (g) shall remain in full force and effect beyond the termination of the Executive’s employment for any reason, including but not limited to termination in connection with or following a Change in Control.

10.                               Assignability. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.                               Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Board of Directors
Willow Financial Bank
170 South Warner Road
Wayne, Pennsylvania 19087

To the Executive:	Ammon J. Baus
At his last address on file with
the Employer

12.                               Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employer may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

13.                               Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

14.                               Nature of Obligations. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

15.                               Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.                               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.                               Changes in Statutes or Regulations. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

18.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.                               Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)                                  The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank’s Board of Directors, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement.

(b)                                 If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1818(e)(3) and 1818(g)(1)), the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)                                  If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(d)                                 If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(e)                                  All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employer is necessary: (i) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the

Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

20.                               Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive is in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

21.                               Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

22.                               Entire Agreement. This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein. All prior agreements between the Employer and the Executive with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement is effective as of the date first written above.

Attest:	WILLOW FINANCIAL BANK

/s/ Joseph T. Crowley	By:	/s/ Donna M. Coughey
Joseph T. Crowley		Donna M. Coughey
Senior Vice President,		President and Chief Executive Officer
Chief Financial Officer and
Corporate Secretary

EXECUTIVE

	By:	/s/ Ammon J. Baus
Ammon J. Baus